Exhibit 99.1

Patterson Dental Company Reports Strong Second Quarter Results

St. Paul, MN—November 20, 2003—Patterson Dental Company (Nasdaq NMS: PDCO) today reported consolidated sales of $477,510,000 for the second quarter of fiscal 2004 ended October 25, an increase of 19% from $400,821,000 in the year-earlier quarter. Net income increased 27% to $34,886,000 or $0.51 per diluted share, from $27,545,000 or $0.40 per diluted share in the second quarter of fiscal 2003. Consolidated earnings for this period included a contribution of approximately $0.04 per diluted share from AbilityOne Products Corp., which was acquired on September 12, 2003. AbilityOne’s contribution was consistent with previously-issued financial guidance.

Sales of the Patterson Dental Supply unit increased 10% to $392,657,000 in this year’s second quarter. Substantially all of this growth was internally generated.

■	Sales of consumable dental supplies and printed office products increased 5%. Patterson’s dental sales force totaled 1,330 at the end of the second quarter.
■	Equipment and software sales rose 26%, paced by the continuation of strong demand for such new-technology products as the CEREC® 3D dental restorative system and digital radiography. Software, including clinical software related to digital radiography and practice management products, also posted a strong sales gain in the second quarter.
■	Sales of the Canadian dental operation rose 7% in the second quarter in local currencies.

Sales of the Webster Veterinary Supply unit increased 17% in this year’s second quarter to $53,011,000. Webster’s sales benefited from a temporary pharmaceutical distribution agreement that was converted to an agency arrangement during the quarter. As a result of this conversion, Webster’s third quarter revenue growth is expected to be more in line with overall market growth. Sales of the AbilityOne unit were in line with internal forecasts for the period from the date of closing of this acquisition to the quarter-end.

Peter L. Frechette, chairman and chief executive officer, commented: “We are very pleased with Patterson’s second quarter operating results. In the dental market, Patterson’s sales and profitability are continuing to benefit from our position as North America’s leading provider of new-technology dental equipment, software and turnkey digital solutions, which are enabling dentists to significantly strengthen the productivity of their practices. Our Webster unit has opened new sales territories in the states of Washington and Ohio, and the initial sales generated by this geographic expansion are encouraging. Finally, AbilityOne, the newest member of the Patterson family of valued-added distributors, fully met our sales and profit expectations for this period. As the leading, full-service distributor of products for the global physical and occupational therapy markets, AbilityOne is a logical extension of our specialty distribution strategy. All in all, we are optimistic about Patterson’s prospects for the balance of fiscal 2004, based on the vitality of our served markets and the effectiveness of our strategies aimed at meeting the needs of our customers.”

Patterson said it expects to complete a permanent financing package, totaling $650 million, later in November that will replace in part the $500 million bridge facility that was used to finance the $575 million purchase price of AbilityOne. The remaining debt capacity will be used for general corporate purposes, if drawn down.

Third Quarter Guidance

For the third quarter of fiscal 2004 ending January 24, Patterson is forecasting earnings of $0.57 to $0.59 per diluted share, which includes an estimated full-quarter contribution from AbilityOne of $0.06 to $0.07 per diluted share.

About Patterson Dental Company

Patterson Dental Company is a value-added distributor serving the dental, companion-pet veterinarian and rehabilitation supply markets.

Dental Market

As Patterson’s largest business, Patterson Dental Supply provides a virtually complete range of consumable dental products, equipment and software, turnkey digital solutions and value-added services to dentists and dental laboratories throughout North America.

Veterinary Market

Webster Veterinary Supply is the leading distributor of consumable veterinary supplies, equipment, diagnostic products, vaccines and pharmaceuticals to companion-pet veterinary clinics in the eastern United States and the third largest nationally.

Rehabilitation Market

AbilityOne Products Corp. is the world’s leading distributor of rehabilitation supplies and non-wheelchair assistive patient products to the physical and occupational therapy markets. The unit’s global customer base includes hospitals, long-term care facilities, clinics and dealers.

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This release contains forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements are information of a non-historical nature and are subject to risks and uncertainties that are beyond the Company’s ability to control. The Company cautions shareholders and prospective investors that the following factors, among others, may cause actual results to differ materially from those indicated by the forward-looking statements: competition within the dental, veterinary, and rehabilitative and assistive living supply industries; changes in the economics of dentistry, including reduced growth in expenditures by private dental insurance plans, the effects of economic conditions and the effects of healthcare reform, which may affect future per capita expenditures for dental services and the ability and willingness of dentists to invest in high-technology products; the effects of healthcare related legislation and regulation which may affect expenditures or reimbursements for rehabilitative and assistive products; changes in the economics of the veterinary supply market, including reduced growth in per capita expenditures for veterinary services and reduced growth in the number of households owning pets; the ability of the Company to maintain satisfactory relationships with its sales force; unforeseen operating risks; risks associated with the dependence on manufacturers of the Company’s products; and the ability of the Company to successfully integrate the AbilityOne business upon consummation of the transaction. Forward-looking statements are qualified in their entirety by the cautionary language set forth in the Company’s filings with the Securities and Exchange Commission.

For additional information contact:

R. Stephen Armstrong Executive Vice President & CFO 651/686-1600	Richard G. Cinquina Equity Market Partners 212/461-7145 or 612/338-0810

Patterson Dental Company

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PATTERSON DENTAL COMPANY

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(In thousands, except for earnings per share)

(Unaudited)

	Quarter Ended		Six Months Ended
	October 25, 2003	October 26, 2002	October 25, 2003	October 26, 2002

Net sales	$477,510	$400,821	$910,772	$788,560

Gross profit	166,321	137,774	310,903	270,949

Operating expenses	110,043	95,316	209,616	189,628

Operating income	56,278	42,458	101,287	81,321

Other (expense) income, net	(373)	1,688	1,720	3,010

Income before income taxes and cumulative effect of accounting change	55,905	44,146	103,007	84,331

Income taxes	21,019	16,601	38,728	31,710

Income before cumulative effect accounting change	34,886	27,545	64,279	52,621

Cumulative effect of accounting change	—	—	—	3,372 (a)

Net income	$34,886	$27,545	$64,279	$55,993

Before cumulative effect of accounting change:
Earnings per share—basic	$0.51	$0.41	$0.95	$0.78
Earnings per share—diluted	$0.51	$0.40	$0.94	$0.77

After cumulative effect of accounting change:
Earnings per share—basic	$0.51	$0.41	$0.95	$0.82
Earnings per share—diluted	$0.51	$0.40	$0.94	$0.82

Shares:
Basic	67,906	67,902	67,872	67,884
Diluted	68,849	68,604	68,640	68,555

Gross margin	34.8%	34.4%	34.1%	34.4%

Operating expenses as a % of sales	23.0%	23.8%	23.0%	24.1%

Operating income as a % of sales	11.8%	10.6%	11.1%	10.3%

Effective tax rate, before cumulative effect of accounting change	37.6%	37.6%	37.6%	37.6%

Return on net sales, before cumulative effect of accounting change	7.3%	6.9%	7.1%	6.7%

(a)	Due to the adoption of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets.”

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PATTERSON DENTAL COMPANY

SUPPLEMENTARY FINANCIAL DATA

(In thousands)

(Unaudited)

	Quarter Ended		Six Months Ended
	October 25, 2003	October 26, 2002	October 25, 2003		October 26, 2002
Consolidated Net Sales
Consumable and printed products	$306,080	$261,688	$587,474		$518,033
Equipment and software	136,139	105,315	252,709		204,416
Other	35,291	33,818	70,589		66,111

Total	$477,510	$400,821	$910,772		$788,560

Rehabilitative Supply
Actual
Consumable and printed products	$26,884		$26,884
Equipment and software	4,477		4,477
Other	481		481

Total	$31,842	$—	$31,842		$—

Proforma	$55,963 (a)	$54,102 (a)	$112,365	(a)	$105,736 (a)

Veterinary Supply
Consumable and printed products	$50,225	$42,610	$108,999		$86,650
Equipment	1,297	1,851	2,876		3,723
Other	1,489	760	2,586		1,866

Total	$53,011	$45,221	$114,461		$92,239

Other Income
Interest income	$1,365	$1,751	$3,263		$3,091
Interest expense	(1,889)	(2)	(1,921)		(11)
Other	151	(61)	378		(70)

	$(373)	$1,688	$1,720		$3,010

(a)	Proforma basis, as if the acquisition had occurred at the beginning of fiscal 2003.

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PATTERSON DENTAL COMPANY

CONDENSED CONSOLIDATED BALANCE SHEETS

(Dollars in thousands)

	October 25, 2003	April 26, 2003
	(Unaudited)
ASSETS
Current assets:
Cash and short-term investments	$203,752	$217,448
Receivables, net	266,998	248,585
Inventory	152,665	125,340
Prepaid expenses and other current assets	35,484	14,744

Total current assets	658,899	606,117

Property and equipment, net	70,577	57,254
Goodwill and other intangible assets	670,010	135,070
Other	25,395	25,537

Total Assets	$1,424,881	$823,978

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$120,907	$111,543
Other accrued liabilities	76,058	72,336
Current maturities of long-term debt	500,000	145

Total current liabilities	696,965	184,024

Non-current liabilities	21,933	6,268

Total liabilities	718,898	190,292

Stockholders’ equity	705,983	633,686

Total Liabilities and Stockholders’ Equity	$1,424,881	$823,978

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CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS

(Dollars in thousands)

(Unaudited)

	Six Months Ended
	October 25, 2003	October 26, 2002
Operating activities:
Income before cumulative effect of accounting change	$64,279	$52,621
Depreciation & amortization	7,316	6,600
Change in assets and liabilities, net of acquired	(509)	(33,761)

Net cash provided by operating activities	71,086	25,460

Investing activities:
Additions to property and equipment, net	(6,861)	(6,906)
Acquisitions	(581,323)	(4,527)
Sale of investments	11,269	1,250

Net cash used in investing activities	(576,915)	(10,183)

Net cash provided by financing activities	503,402	1,768

Net (decrease) increase in cash and cash equivalents	$(2,427)	$17,045